Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SMTC CORPORATION

ARTICLE I

Section 1.01The name of the corporation (hereinafter called the “Corporation”) is SMTC Corporation.

ARTICLE II

Section 2.01The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Section 3.01The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.01The total number of shares of all classes of stock that the Corporation shall have authority to issue is [1,000] shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

Section 5.01The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

Section 6.01In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Section 7.01Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

Section 8.01To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

Section 8.02The Corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify, hold harmless and, upon request, advance expenses to each person

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(and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

Section 8.03Notwithstanding any other provisions, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholder or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

Section 8.04No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 8.05The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Section 8.06The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.07Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

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Section 8.08Neither any amendment or repeal of any Section of this Article VIII, nor the adoption of any provision of this Certificate inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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